Scholastic Reports Fiscal 2013 Results and Fiscal 2014 Outlook

Fiscal 2013 Results at High End of Revised Guidance Range

Education Sales Accelerate in Fourth Quarter

NEW YORK, July 18, 2013 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported results for fiscal 2013 ended May 31, 2013. The Company also outlined its fiscal 2014 plan to improve profitability while continuing to invest in key areas of long-term growth, including children's book distribution and educational content and services, as well as to enhance operating efficiency and maintain strong free cash flow.

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Revenue for the fourth quarter was $506.9 million, compared to $676.6 million a year ago. The Company reported fourth quarter earnings per diluted share from continuing operations of $0.76 versus $1.86 in the prior year period. Results for the fourth quarter of fiscal 2013 include one-time expenses of $0.21 per diluted share related to cost reduction and restructuring programs. Consolidated earnings per diluted share were $0.66 in the quarter, compared to $1.76 a year ago. Fourth quarter results primarily reflected lower U.S. and international sales of The Hunger Games trilogy, lower Book Clubs revenue per order compared to the prior year period, and strength in the Company's education businesses. Education sales growth included slightly higher Educational Technology sales as well as strong Supplemental Materials Publishing results due to growing purchases of customized product packages by school districts implementing the Common Core State Standards.

In fiscal 2013, revenue was $1,792.4 million, compared to $2,139.1 million a year ago, largely driven by lower U.S. and international sales of The Hunger Games trilogy that were partially offset by stronger Education sales in the second half of the year. For fiscal 2013, earnings per diluted share from continuing operations excluding one-time items were $1.37 versus $3.68 in fiscal 2012, exceeding the Company's revised guidance range of $1.10 to $1.30 per diluted share, excluding one-time items. Including one-time expenses of $0.27 and $0.29 per diluted share, respectively, related to cost reduction and restructuring programs, earnings per diluted share from continuing operations were $1.10 in fiscal 2013 versus $3.39 in fiscal 2012. Consolidated earnings per diluted share were $0.95 for the fiscal year, compared to $3.21 in the prior year.

Free cash flow for the fiscal year was $59.4 million, exceeding net income, compared to $147.6 million in fiscal 2012, exceeding the Company's revised guidance range of $45 to $55 million. At year end, cash and cash equivalents exceeded the Company's total debt by $85.4 million, compared to $35.6 million a year ago.

"Despite the decline in U.S. and international sales of The Hunger Games, Scholastic achieved the high end of our revised guidance range for fiscal 2013 revenue and exceeded our revised earnings per diluted share and free cash flow guidance due to strong sales of our education programs in the fourth quarter," said Richard Robinson, Chairman, President and Chief Executive Officer. "We are operating at a time of significant change in the book business and in education, and we are well-positioned to capitalize on the opportunities presented by evolving needs in the classroom and buying behavior in children's books. With fewer retail outlets for children's books, third-party industry research indicates that parents are increasingly relying on our Book Fairs and Book Clubs channels to find age-appropriate, quality print and ebooks for their children. Additionally, educators are looking to us for customized print and digital curriculum packages and technology-based programs and content that support their instructional needs as they implement the more rigorous Common Core State Standards – and we are meeting that demand."

Mr. Robinson continued, "Our significant role in the reading and learning lives of children both at school and at home continues to be a core strength of the Company. We expect to drive growth in fiscal 2014 by capitalizing on further opportunities to deliver books to families that help link children's independent reading to Common Core State Standards, and to provide teachers and administrators with customized curriculum packages and professional development solutions that now cover grades pre-K to 12. Key to this growth is the introduction of our five major new education technology products, especially to the numerous school districts which have enthusiastically embraced READ 180® for more than a decade. At the same time, we are aligning resources in both our education and children's book businesses to serve customers in a unified way. As a result, we are well-positioned to continue to be the trusted, proven provider that can best meet the evolving needs of parents, teachers and children."

Fiscal 2014 Outlook
In fiscal 2014, Scholastic expects to improve profitability, enhance operating efficiency and maintain strong free cash flow. Scholastic's revenue and profit growth will be driven primarily by the Company's education businesses as a result of the introduction of new Educational Technology products, including System 44® Next Generation, MATH 180TM, iReadTM, Common Core Code XTM and READ 180 for iPad®, coupled with growing demand for our customized programs. These customized programs, tailored for the K-8 English Language Arts block, include print and digital resources for instructional reading and writing, along with Classroom Magazines and other product and professional development offerings to meet districts' specific needs.

In Scholastic's children's book businesses, we are aligning resources to serve customers in a unified way and introducing grade-specific marketing in School Book Clubs. Children's book revenue is expected to decrease slightly compared to fiscal 2013, as lower year over year sales of The Hunger Games trilogy are expected to be partially offset by increased revenue per fair in our School Book Fairs and new titles released through our Trade business. The Company expects Book Clubs revenue to be flat compared to fiscal 2013. As planned, fiscal 2014 investments in Storia®, the Company's ereading platform and delivery system, will decrease. Platform development for Storia is substantially complete and future investments will focus on content delivery and enhancements, including features designed to make the application more useful in the classroom.

The Company is continuing to implement programs to enhance operating efficiency and to align its cost base with its revenue growth expectations.

As a result of the above factors, the Company expects total revenue in fiscal 2014 of approximately $1.8 billion, and earnings per diluted share from continuing operations in the range of $1.40 to $1.80, before the impact of one-time items.

Fiscal 2014 free cash flow is expected to be approximately $60 to $80 million. This outlook includes capital expenditures of $55 to $65 million, compared to $56.0 million in fiscal 2013, and prepublication and production spending of approximately $65 to $75 million, compared to $73.7 million in fiscal 2013.

Fourth Quarter Results and Fiscal 2013 Results

Children's Book Publishing and Distribution. Segment revenue in the fourth quarter was $241.1 million, down 36% from $379.4 million in the prior year period. Operating income was $19.9 million, compared to $82.1 million in the prior period. For fiscal 2013, segment revenue was $846.9 million, down 24% from $1,111.3 million in fiscal 2012. Operating income decreased to $24.5 million from $152.2 million in the prior year. Segment results for both the quarter and fiscal year primarily reflect decreased sales of Scholastic's high-margin The Hunger Games trilogy, which remained on The New York Times bestseller list, compared to the trilogy's strong results in fiscal 2012, and lower revenue per order in School Book Clubs, partially offset by increased revenue per fair in School Book Fairs. Investments in and revenue from Storia were on plan for the year.

Educational Technology and Services. Segment revenue in the fourth quarter was $53.7 million, up 2% from $52.7 million in the prior period due to the launch of System 44 Next Generation. Segment operating income was $2.9 million, compared to $1.7 million in the fourth quarter of fiscal 2012. For the fiscal year, segment revenue was $227.7 million, compared to $254.7 million a year ago. Segment operating income was $29.5 million in fiscal 2013, compared to $49.2 million in the prior year. Fiscal year results were driven by lower purchases of high margin curriculum educational technology products in the beginning of the year, partially offset by increased demand for the Company's professional development and consulting businesses associated with training for Common Core State Standards. In addition, the prior year benefited from higher revenues related to the READ 180 Next Generation launch and a significant sale of adoption product in Texas.

Classroom and Supplemental Materials Publishing. Segment revenue in the fourth quarter was $83.7 million, an increase of 28% versus the prior period of $65.6 million, due to increased sales of guided reading programs, classroom books and summer reading bundles. Segment operating income for the quarter was $25.0 million, compared to $9.3 million in the fourth quarter of fiscal 2012. For the fiscal year, segment revenue was $218.0 million, compared to $208.2 million a year ago, due to increased classroom book sales as well as strong revenues from classroom magazines and other non-fiction content aligned to Common Core State Standards. Segment operating income improved significantly to $29.6 million in fiscal 2013, up from $18.3 million in the prior period.

International. Segment revenue in the fourth quarter was $112.8 million, down 26% versus the prior period of $152.2 million. Operating income for the quarter was $10.3 million versus $26.8 million in the fourth quarter of fiscal 2012. For the fiscal year, segment revenue was $441.1 million, compared to $489.6 million in the prior year. Foreign exchange had a negative impact on revenue of $3.9 million in the year. Segment operating income in fiscal 2013 was $39.8 million, compared to $57.6 million in fiscal 2012 as a result of decreased revenue. Segment results for both the quarter and fiscal year were primarily related to lower revenues in Canada and Australia as a result of lower The Hunger Games sales.

Media, Licensing and Advertising. Segment revenue in the fourth quarter was $15.6 million, down 42% versus the prior period of $26.7 million. Operating income was $4.7 million for the quarter, as compared to a loss of $1.4 million in the fourth quarter of fiscal 2012. For the fiscal year, segment revenue was $58.7 million, compared to $75.3 million in the prior year. Operating income for the segment in fiscal 2013 was $4.7 million, compared to loss of $4.9 million a year ago. Segment results for both the quarter and fiscal year primarily reflect a planned decrease in low margin console sales.

Other Financial Results. Corporate Overhead expense was $60.2 million in fiscal 2013, compared to $87.1 million in the prior year, reflecting lower employee-related and incentive compensation expenses in the current period.

Conference Call
The Company will hold a conference call to discuss its results at 8:30 am ET today, July 18, 2013. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 95969942. The recording will be available through Friday, August 2, 2013.

About Scholastic
Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books and ebooks, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements
This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	05/31/13	05/31/12	05/31/13	05/31/12

Revenues	$506.9	$676.6	$1,792.4	$2,139.1

Operating costs and expenses:
Cost of goods sold	226.8	322.6	829.6	984.6
Selling, general and administrative expenses (1)	219.6	236.1	821.5	881.1
Bad debt expense	3.0	4.5	6.9	12.3
Depreciation and amortization	17.2	22.2	66.5	68.8
Loss on leases and asset impairments (2)	-	-	-	7.0
Total operating costs and expenses	466.6	585.4	1,724.5	1,953.8

Operating income (loss)	40.3	91.2	67.9	185.3

Other income (expense)	(0.0)	(0.1)	(0.0)	(0.1)
Interest expense, net	3.0	3.9	14.5	15.5

Earnings (loss) from continuing operations before income taxes	37.3	87.2	53.4	169.7

Provision (benefit) for income taxes	12.5	26.9	17.6	61.6

Earnings (loss) from continuing operations	24.8	60.3	35.8	108.1

Earnings (loss) from discontinued operations, net of tax (3)	(3.3)	(3.3)	(4.7)	(5.7)

Net income (loss)	$21.5	$57.0	$31.1	$102.4

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (4)
Basic:
Earnings (loss) from continuing operations	0.78	1.91	1.12	3.45
Earnings (loss) from discontinued operations, net of tax	(0.11)	(0.11)	(0.15)	(0.18)
Net income (loss)	0.67	1.80	0.97	3.27

Diluted:
Earnings (loss) from continuing operations	0.76	1.86	1.10	3.39
Earnings (loss) from discontinued operations, net of tax	(0.10)	(0.10)	(0.15)	(0.18)
Net income (loss)	0.66	1.76	0.95	3.21

Basic weighted average shares outstanding	31.8	31.5	31.8	31.2
Diluted weighted average shares outstanding	32.3	32.2	32.4	31.7

(1)

For the three and twelve months ended May 31, 2013, the Company recorded a pretax severance charge of $6.6 and $9.6, respectively, related to the Company's cost savings initiatives and a pretax charge of $4.0 related to asset impairments. For the twelve months ended May 31, 2012, the Company recorded a pretax severance charge of $9.3 for a voluntary retirement program.

(2)

During the twelve months ended May 31, 2012, the Company recorded certain asset impairments, primarily in the Children's Book Publishing and Distribution segment, of $0.8 as well as a non-cash loss on sublease arrangements of $6.2.

(3)

In the fourth quarter of fiscal 2013, the Company sold a facility that was previously classified as held for sale. Also in the fourth quarter of fiscal 2013 the Company discontinued its Click Club business, which was included in the Children's Book Publishing and Distribution segment, and discontinued a subscription-based business which was previously reported in the Media, Licensing and Advertising segment. During the first quarter of fiscal 2012, the Company ceased operations in its direct-to-home catalog business specializing in toys.

(4)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	05/31/13	05/31/12	Change		05/31/13	05/31/12	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$43.3	$59.9	($16.6)	(28%)	$206.0	$263.5	($57.5)	(22%)
Trade	32.6	155.5	(122.9)	(79%)	182.7	395.7	(213.0)	(54%)
Book Fairs	165.2	164.0	1.2	1%	458.2	452.1	6.1	1%
Total revenue	241.1	379.4	(138.3)	(36%)	846.9	1,111.3	(264.4)	(24%)
Operating income (loss)	19.9	82.1	(62.2)	(76%)	24.5	152.2	(127.7)	(84%)
Operating margin	8.3%	21.6%			2.9%	13.7%

Educational Technology and Services
Revenue	53.7	52.7	1.0	2%	227.7	254.7	(27.0)	(11%)
Operating income (loss)	2.9	1.7	1.2	71%	29.5	49.2	(19.7)	(40%)
Operating margin	5.4%	3.2%			13.0%	19.3%

Classroom and Supplemental Materials Publishing
Revenue	83.7	65.6	18.1	28%	218.0	208.2	9.8	5%
Operating income (loss)	25.0	9.3	15.7	169%	29.6	18.3	11.3	62%
Operating margin	29.9%	14.2%			13.6%	8.8%

International
Revenue	112.8	152.2	(39.4)	(26%)	441.1	489.6	(48.5)	(10%)
Operating income (loss)	10.3	26.8	(16.5)	(62%)	39.8	57.6	(17.8)	(31%)
Operating margin	9.1%	17.6%			9.0%	11.8%

Media, Licensing and Advertising
Revenue	15.6	26.7	(11.1)	(42%)	58.7	75.3	(16.6)	(22%)
Operating income (loss)	4.7	(1.4)	6.1	*	4.7	(4.9)	9.6	196%
Operating margin	30.1%	*			8.0%	*

Overhead expense	22.5	27.3	4.8	18%	60.2	87.1	26.9	31%

Operating income (loss) from continuing operations	$40.3	$91.2	($50.9)	(56%)	$67.9	$185.3	($117.4)	(63%)

*	Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		05/31/13	05/31/12

Continuing Operations
	Cash and cash equivalents	$87.4	$194.9
	Accounts receivable, net	214.9	313.9
	Inventories, net	278.1	295.3
	Accounts payable	156.2	119.6
	Accrued royalties	34.4	92.7
	Lines of credit, short-term debt and current portion of long-term debt	2.0	6.5
	Long-term debt, excluding current portion	0.0	152.8
	Total debt	2.0	159.3
	Total capital lease obligations	57.7	57.4
	Net debt (1)	(85.4)	(35.6)

Discontinued Operations
	Total assets of discontinued operations	0.4	7.7
	Total liabilities of discontinued operations	1.3	2.1

Total stockholders' equity		864.4	830.3

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		TWELVE MONTHS ENDED
		05/31/13	05/31/12	05/31/13	05/31/12

	Net cash provided by (used in) operating activities	$81.9	$127.4	$189.1	$260.2
	Less: Additions to property, plant and equipment	12.5	20.7	56.0	53.7
	Pre-publication and production costs	22.4	19.2	73.7	58.9

	Free cash flow (use) (2) (3)	$47.0	$87.5	$59.4	$147.6

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow includes discontinued operations for the three and twelve months ended May 31, 2013 and May 31, 2012.

CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com; Media: Kyle Good, (212) 343-4563, kgood@scholastic.com